                                                                     EXHIBIT 2.1



               AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION


                                by and between


                              RSJ ACQUISITION CO.


                                      and


                             CITATION CORPORATION


                           Dated as of June 24, 1999

                               TABLE OF CONTENTS


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ARTICLE I

     The Merger................................................................................    1

     SECTION 1.01. The Merger..................................................................    1
     SECTION 1.02. Closing.....................................................................    1
     SECTION 1.03. Effective Time..............................................................    2
     SECTION 1.04. Effects of the Merger.......................................................    2
     SECTION 1.05. Certificate of Incorporation and By-laws....................................    2
     SECTION 1.06. Board of Directors..........................................................    2
     SECTION 1.07. Officers....................................................................    2

ARTICLE II

     Effect of the Merger on the Capital Stock of the Constituent Corporations.................    3

     SECTION 2.01. Effect on Capital Stock.....................................................    3
     SECTION 2.02. Company Common Stock Elections..............................................    4
     SECTION 2.03. Proration...................................................................    5
     SECTION 2.04. Exchange of Certificates....................................................    6
     SECTION 2.05. Shares of Dissenting Stockholders...........................................    8

ARTICLE III

     Representations and Warranties............................................................   10

     SECTION 3.01. Representations and Warranties of the Company...............................   10
     SECTION 3.02. Representations and Warranties of Merger Co.................................   23

ARTICLE IV

     Covenants Relating to Conduct of Business.................................................   26

     SECTION 4.01. Conduct of Business.........................................................   26
     SECTION 4.02. Other Actions...............................................................   28
     SECTION 4.03. Advice of Changes...........................................................   28
     SECTION 4.04. No Solicitation by the Company..............................................   28
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ARTICLE V

     Additional Agreements.....................................................................   31

     SECTION 5.01. Preparation of the Form S-4 and Proxy Statement;
     Stockholder Meeting.......................................................................   31
     SECTION 5.02. Access to Information; Confidentiality......................................   31
     SECTION 5.03. Filings; Other Action.......................................................   32
     SECTION 5.04. Stock Options and Restricted Stock Units....................................   32
     SECTION 5.05. Indemnification, Exculpation and Insurance..................................   33
     SECTION 5.06. Fees and Expenses...........................................................   34
     SECTION 5.07. Public Announcements........................................................   35
     SECTION 5.08. Stockholder Litigation......................................................   35
     SECTION 5.09. Employee Matters............................................................   35
     SECTION 5.10. Consummation of Financing...................................................   36
     SECTION 5.11. Recapitalization............................................................   37
     SECTION 5.12. Transfer Taxes..............................................................   37
     SECTION 5.13. State Takeover Laws.........................................................   37
     SECTION 5.14. The Company Rights Plan.....................................................   37
     SECTION 5.15. Letter as to Solvency.......................................................   37
     SECTION 5.16. Monetization of Non-Cash Election Shares....................................   37
     SECTION 5.17. Listing.....................................................................   38

ARTICLE VI

     Conditions Precedent......................................................................   39

     SECTION 6.01. Conditions to Each Party's Obligation To Effect the Merger..................   39
     SECTION 6.02. Conditions to Obligations of the Company....................................   39
     SECTION 6.03. Conditions to Obligations of Merger Co......................................   40
     SECTION 6.04. Frustration of Closing Conditions...........................................   41

ARTICLE VII

     Termination, Amendment and Waiver.........................................................   42

     SECTION 7.01. Termination.................................................................   42
     SECTION 7.02. Effect of Termination.......................................................   43
     SECTION 7.03. Amendment...................................................................   43
     SECTION 7.04. Extension; Waiver...........................................................   43

ARTICLE VIII

     General Provisions........................................................................   44
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     SECTION 8.01. Nonsurvival of Representations and Warranties...............................   44
     SECTION 8.02. Notices.....................................................................   44
     SECTION 8.03. Definitions.................................................................   45
     SECTION 8.04. Interpretation..............................................................   45
     SECTION 8.05. Counterparts................................................................   46
     SECTION 8.06. Entire Agreement; Third-Party Beneficiaries.................................   46
     SECTION 8.07. Governing Law...............................................................   46
     SECTION 8.08. Assignment..................................................................   46
     SECTION 8.09. Enforcement; Waiver of Jury Trial...........................................   46
     SECTION 8.10. Headings....................................................................   47
     SECTION 8.11. Severability................................................................   47
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                                      iii

     AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION (this "Agreement"), dated as of June 24, 1999, by and between RSJ Acquisition Co., a Delaware corporation ("Merger Co."), and Citation Corporation, a Delaware corporation (the "Company").

     WHEREAS, the Board of Directors of each of the Company and Merger Co. has approved and declared advisable this Agreement and the merger of Merger Co. with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock"), other than shares directly or indirectly owned by Merger Co. or the Company and other than Dissenting Shares (as hereinafter defined), will, at the election of the holder thereof and subject to the terms hereof, be converted into the right to receive either (i) cash or (ii) common stock, par value $.01 per share, of the Surviving Corporation (the "Non-Cash Election Shares");

     WHEREAS, the Board of Directors of each of the Company (upon the recommendation of its Special Committee) and Merger Co. has determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

     WHEREAS, Kelso & Company, L.P. ("Kelso & Company"), an affiliate of Merger Co., has concurrently herewith delivered a letter to the Company (the "Equity Commitment Letter"), which Equity Commitment Letter confirms Kelso & Company's commitment, on the terms and subject to the conditions set forth therein, to contribute or cause to be contributed to Merger Co. the equity financing required for consummation of the Merger; and

     WHEREAS, the Company and Merger Co. desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  The Merger
                                  ----------

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Co. shall be merged with and into the Company at the Effective Time. Following the Effective Time, the Company, as the Surviving Corporation, shall succeed to and assume all the rights and obligations of Merger Co. in accordance with the DGCL.

     SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to by the parties hereto (the "Closing Date").

     SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall acknowledge and file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as the Company and Merger Co. shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. Board of Directors. The directors of Merger Co. immediately before the Effective Time will be the initial directors of the Surviving Corporation until their successors are elected or appointed and qualified.

     SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II

               Effect of the Merger on the Capital Stock of the
                    ------------------------------------
                         Constituent Corporations
                           ---------------

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or capital stock of Merger Co.:

     (a) Cancellation of Company Stock. Each share of the Company Common Stock that is owned by Merger Co. or the Company (or by any direct or indirect wholly-owned subsidiary of Merger Co. or the Company) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (b) Conversion of the Company Common Stock. Except as otherwise provided herein and subject to Section 2.03 hereof, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a) and other than Dissenting Shares) shall be converted into the following (the "Merger Consideration"):

          (i) for each such share of Company Common Stock with respect to which an election to receive common stock in the Surviving Corporation has been effectively made and not revoked or lost, pursuant to Section 2.02 (the "Electing Shares"), the right to receive, subject to Section 2.04(d), one fully paid and non-assessable Non-Cash Election Shares; and

          (ii) for each such share of Company Common Stock (other than Electing Shares), the right to receive $18.10 in cash (the "Cash Election Price").

     (c) Cancellation of Company Common Stock. As of the Effective Time, all shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented shares of Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except (other than in the case of shares to be canceled in accordance with Section 2.01(a)) the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to this Article II to be paid in consideration therefor upon surrender of such Certificate in accordance with
Section 2.04, without interest, or, in the case of Dissenting Shares, the rights, if any, accorded under Section 262 of the DGCL.

     (d) Capital Stock of Merger Co. Each issued and outstanding share of capital stock of Merger Co. shall be converted into and become such number of fully paid and non-assessable Non-Cash Election Shares as is equal to (i) (x) the aggregate amount of cash contributed as equity to Merger Co. in connection with the consummation of the Merger and the other transactions contemplated hereby, divided by (y) $18.10, with written notice of the exact number of such Non-Cash Election Shares to be provided by Merger Co. to the Company no later than three business days prior to the mailing of the Proxy Statement (such number, the "Parent Equity Number"), divided by (ii) the aggregate number of shares of capital stock of Merger Co. issued and outstanding immediately prior to the Effective Time.

     SECTION 2.02. Company Common Stock Elections.

     (a) Each person who, on or prior to the Election Date (as defined below), is a record holder of shares of Company Common Stock shall be entitled, with respect to all or any portion of such person's shares, to make an unconditional election (a "Non-Cash Election") on or prior to such Election Date to receive Non-Cash Election Shares, on the basis hereinafter set forth.

     (b) Prior to the mailing of the Proxy Statement (as defined below), Merger Co. shall appoint a bank or trust company as may be approved by the Company (which approval shall not be unreasonably withheld or delayed) to act as exchange and paying agent (the "Exchange Agent") for the payment of the Merger Consideration.

     (c) Merger Co. shall, subject to applicable requirements of the United States federal securities laws, prepare a form of election (the "Form of Election") which Form of Election shall be subject to the approval of the Company (which approval shall not be unreasonably withheld or delayed) to be mailed by the Company with the Proxy Statement to the record holders of Company Common Stock as of the record date for the Company Stockholders Meeting (as defined below), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to receive Non-Cash Election Shares for any or all shares of Company Common Stock held by such holder, subject to the provisions of Section 2.03. The Company shall use its reasonable best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to receive Non-Cash Election Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the business day that is five business days prior to the date of the Company Stockholders Meeting (the "Election Date"), a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")); provided that such Certificates are in fact delivered to the Exchange Agent within seven business days after the date of execution of such guarantee of delivery).

     (d) Any Form of Election may be revoked by the stockholder of the Company submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m, New York City time, on the Election Date (unless Merger Co. and the Company determine not less than two business days prior to the Election Date that the Closing Date is not likely to occur within five business days following the date of the Company Stockholders Meeting, in which case any Form of Election will remain revocable until a subsequent date which shall be a date prior to the Closing Date determined by Merger Co. and the Company and, in such a case, the Company shall provide notice to the stockholders of the Company of such date in such manner as it may reasonably determine). In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Merger Co. and the Company that this Agreement has been terminated. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the stockholder of the Company submitting the same.

     (e) The determination of the Exchange Agent (or the mutual determination of the Company and Merger Co. in the event that the Exchange Agent declines to make any such determination) shall be binding as to whether or not elections to receive Non-Cash Election Shares have been properly made or revoked pursuant to this Section 2.02 with respect to shares of Company Common Stock and as to when elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any election to receive Non-Cash Election Shares was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time, and such shares shall be converted in the Merger into the right to receive cash pursuant to Section 2.01(b)(ii), subject to proration as provided in Section 2.03. The Exchange Agent (or the Company and Merger Co. by mutual agreement in the event that the Exchange Agent declines to make any such determination) shall also make all computations as to the allocation and the proration contemplated by Section 2.03, and any such computation shall be conclusive and binding on the stockholders of the Company. The Exchange Agent may, with the mutual written agreement of the Company and Merger Co., make such rules as are consistent with this Section 2.02 for the implementation of the elections provided for herein and as shall be necessary or desirable fully to effect such elections.

     SECTION 2.03. Proration.

     (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Company Common Stock to be converted into the right to receive Non-Cash Election Shares at the Effective Time (the "Non-Cash Election Number") shall be equal to the Parent Equity Number, multiplied by 0.07, and divided by 0.93; provided, however, in the event Merger Co. notifies the Company pursuant to Section 5.16 hereof that there is no longer a reason for the stockholders of the Company to be stockholders of the Surviving Corporation,
(i) such aggregate number shall be 0, (ii) no shares of Company Common Stock shall be converted into the right to receive Non-Cash Election Shares and (iii) shares of Company Common Stock which would otherwise convert into the right to receive the Non-Cash Election Shares shall be converted into the right to receive the Cash Election Price in accordance with Section 2.01(b)(ii).

     (b) If the number of Electing Shares exceeds the Non-Cash Election Number, each Electing Share shall be converted into the right to receive Non-Cash Election Shares or cash in accordance with the terms of Section 2.01(b) in the following manner:

          (i) a proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Non-Cash Election Number by the total number of Electing Shares;

          (ii) the number of Electing Shares covered by each Non-Cash Election to be converted into the right to receive Non-Cash Election Shares shall be determined by multiplying the

Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election; and

          (iii) all Electing Shares, other than those shares converted into the right to receive Non-Cash Election Shares in accordance with Section 2.03(b)(ii), shall be converted into the right to receive cash (on a consistent basis among stockholders of the Company who made the election referred to in
Section 2.01(b)(i), pro rata to the number of shares of Company Common Stock as to which they made such election) as if such shares were not Electing Shares in accordance with the terms of Section 2.01(b)(ii).

     (c) If the number of Electing Shares is less than the Non-Cash Election
Number:

          (i) all Electing Shares shall be converted into the right to receive Non-Cash Election Shares in accordance with the terms of Section 2.01(b)(i);

          (ii) additional shares of Company Common Stock (other than Electing Shares, Dissenting Shares and shares canceled pursuant to Section 2.01(a)) shall be converted into the right to receive Non-Cash Election Shares in accordance with the terms of Section 2.01(b)(i) in the following manner:

                (A) a proration factor (the "Cash Proration Factor") shall be determined by dividing (I) the difference between the Non-Cash Election Number and the number of Electing Shares by (II) the total number of shares of Company Common Stock outstanding at the Effective Time (other than Electing Shares, Dissenting Shares and shares canceled pursuant to Section 2.01(a)); and

                (B) the number of shares of Company Common Stock in addition to Electing Shares to be converted into the right to receive Non-Cash Election Shares shall be determined by multiplying the Cash Proration Factor by the total number of shares of Company Common Stock outstanding at the Effective Time (other than Electing Shares, Dissenting Shares and shares canceled pursuant to Section 2.1(a)); and

          (iii) shares of Company Common Stock subject to clause (ii) of this paragraph (c) shall be converted into the right to receive Non-Cash Election Shares in accordance with Section 2.01(b)(i) (on a consistent basis among stockholders of the Company who held shares of Company Common Stock as to which they did not make the election referred to in Section 2.01(b)(i), pro rata to the number of shares as to which they did not make such election).

     SECTION 2.04. Exchange of Certificates.

          (a) Deposit with Exchange Agent. As of or as soon as reasonably practicable after the Effective Time, the Company shall deposit with the Exchange Agent, for the benefit of the stockholders of the Company, for exchange in accordance with this Article II, the Merger Consideration.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, each holder of a Certificate shall, upon surrender to the Exchange Agent of such Certificate or

Certificates and acceptance thereof by the Exchange Agent, be entitled to a new certificate or new certificates (the "New Certificates") representing the number of full Non-Cash Election Shares, cash and cash payable in lieu of fractional shares, in each case, if any, to be received by the holder thereof pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates and, if Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration. If any New Certificate for Non-Cash Election Shares is to be issued in, or if cash is to be remitted to, a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of New Certificates for such Non-Cash Election Shares in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.04(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.01.

     (c) Distributions with Respect to Unexchanged Shares No dividends or other distributions with respect to Non-Cash Election Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Non-Cash Election Shares to be received in respect thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.04(d), in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the New Certificate or New Certificates representing whole Non-Cash Election Shares issued in connection therewith, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Non-Cash Election Share to which such holder is entitled pursuant to
Section 2.04(d) and the proportionate amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Non-Cash Election Shares, and (ii) at the appropriate payment date, the proportionate amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Non-Cash Election Shares.

     (d) Fractional Shares. (i) No New Certificates or scrip representing fractional Non-Cash Election Shares shall be issued in connection with the Merger and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger, and
(ii) notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Non-Cash Election Share (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Cash Election Price.

     (e) No Further Ownership Rights Shares. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this
Article II (including any cash paid pursuant to Section 2.04(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock so exchanged.

     (f) Termination of Exchange Fund. Any portion of the Merger Consideration that remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Certificates who have not theretofore complied with this
Article II shall thereafter look only to the Surviving Corporation for payment of their claim for any cash, if any, Non-Cash Election Shares, if any, any cash in lieu of Non-Cash Election Shares and any dividends or distributions with respect to Non-Cash Election Shares to which such holders may be entitled, subject to escheat and similar abandoned property laws.

     (g) No Liability. None of Merger Co., the Company or the Exchange Agent shall be liable to any person in respect of any cash or Non-Cash Election Shares (or dividends or distributions in respect thereof) deposited with the Exchange Agent (the "Exchange Fund") delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Merger Co.; provided that such
                                                         --------
investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Merger Co.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, deliverable in respect thereof, pursuant to this Agreement.

     (j) Withholding Rights. The Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

     SECTION 2.05. Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a "Dissenting Stockholder") who shall not have voted to adopt this Agreement and who properly demands appraisal for such shares in accordance with
Section 262 of the DGCL ("Dissenting Shares") shall not be converted as described in Section 2.01, but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such Dissenting Stockholder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Stockholder's shares of Company Common Stock shall no longer be considered Dissenting Shares for the purposes of this Agreement and such holder's shares of Company Common Stock shall thereupon be treated as shares that are not Electing Shares and shall be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in Section 2.01(b)(ii). The Company shall give Merger Co. (i) prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Merger Co., make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                                  ARTICLE III

                        Representations and Warranties

                           ________________________

     SECTION 3.01. Representations and Warranties of the Company. Except as disclosed in the Company Filed SEC Documents (as defined in Section 3.01(g)) or as set forth on the Disclosure Schedule dated the date hereof and delivered by the Company to Merger Co. in connection with the execution of this Agreement (the "Company Disclosure Schedule") (provided that the listing of an item in one schedule of the Company Disclosure Schedule shall be deemed to be a listing in each schedule of the Company Disclosure Schedule and to apply to any other representation and warranty of the Company in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other schedule or representation and warranty), the Company represents and warrants to Merger Co. as follows:

     (a) Organization, Standing and Corporate Power. Each of the Company and its subsidiaries (as defined in Section 8.03) is duly organized, validly existing and in good standing under the laws of the respective jurisdiction in which it is incorporated and has the requisite power and authority to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect (as defined in Section 8.03) on the Company. The Company has made available to Merger Co. prior to the date hereof complete and correct copies of its Certificate of Incorporation and By-laws and the certificates of incorporation, by-laws and other organizational documents of its subsidiaries, in each case as amended to the date hereof.

     (b) Subsidiaries. Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended September 27, 1998 (the "Company Form 10-K") or
Schedule 3.01(b) of the Company Disclosure Schedule lists each subsidiary of the Company as of the date of this Agreement, together with the jurisdiction of incorporation of each such subsidiary. All the outstanding shares of capital stock of, or other ownership interests in, each such subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all liens (as defined in Section 8.03) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or such other ownership interest). Except for the capital stock of, or other ownership interests in, its subsidiaries noted above, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company or other entity.

     (c) Capital Structure.

            (i) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share. At the close of business on May 31, 1999, (i) 17,893,113 shares of the Company Common Stock and no shares of preferred stock were issued and outstanding, (ii) 59,663 shares of the Company Common

Stock were held by the Company in its treasury and (iii) 300,000 shares of Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company (the "Series A Junior Participating Preferred Stock") were reserved for issuance in connection with the rights (the "Rights") to purchase shares of Series A Junior Participating Preferred Stock, issued pursuant to the Rights Agreement, dated as of November 25, 1998, as amended (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent. Since May 31, 1999, no shares of Company Common Stock have been issued, except in connection with the Company Stock Plans, and no shares of Preferred Stock have been issued. As of the date of this Agreement, no more than 825,432 shares of the Company Common Stock were subject to options or other purchase rights (the "Company Stock Options") granted under the Citation Corporation Non-Qualified Stock Option Plan for Non-Employee Directors, the Citation Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan") and the Citation Corporation Incentive Award Plan (collectively, the "Company Stock Plans"). As of the date of this Agreement, no more than 114,794 shares of Company Common Stock have been subscribed to by Company employees under the Stock Purchase Plan. As of the date of this Agreement, there were 2,600,000 shares of the Company Common Stock reserved for issuance under the Company Stock Plans. Except as set forth above, at the close of business on the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARs"), phantom stock units, restricted stock grants, contingent stock grants or like rights (other than the Company Stock Options) to receive shares of the Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise. Schedule 3.01(c) of the Company Disclosure Schedule sets forth a true and complete list, as of May 31, 1999, of all the Company Stock Options, the number of shares subject to each such option, the holder thereof, the grant dates and the exercise prices thereof. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. Except as set forth above, as of the date of this Agreement, there are no preemptive or other outstanding securities, options, warrants, calls, rights, conversion rights, redemption rights, repurchase rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its subsidiaries, or giving any person a right to subscribe for or acquire, any securities of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, conversion right, redemption right, repurchase right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. There are no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries.

          (ii) Since September 27, 1998, the Company has not declared or paid any dividend on, or declared or made any distribution with respect to, or authorized or effected any split-up or any other recapitalization of, any of the Company Common Stock, or directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding capital stock. As of the date hereof, the Company Common Stock is traded, and meets the requirements for inclusion and maintenance, on the NASDAQ Stock Market.

          (iii) Schedule 3.01(c) of the Company Disclosure Schedule sets forth the total amount of indebtedness for borrowed money as of May 30, 1999. All such indebtedness is prepayable without more than two business days' notice and without the payment of any penalty. Since May 30, 1999, no additional indebtedness has been incurred by the Company other than in the ordinary course of business consistent with past practice under existing lines of credit.

     (d) Authority; Noncontravention.

          (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval (as defined in Section 3.01(n)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Merger Co., constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law) and (iii) the discretion of the court before which any proceeding in respect of this Agreement or the transactions contemplated hereby may be brought. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by the Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company or any of its subsidiaries under (A) the Certificate of Incorporation or By-laws of the Company or the certificate of incorporation or organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (C) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, obligations, losses, rights, liens, judgments, orders, decrees, statutes, laws, ordinances, rules or regulations that, individually or in the aggregate, would not have a material adverse effect on the Company and other than as is provided for under Sections 3.01(g), 3.01(j), 3.01(l), 3.01(r), 5.04 and 5.09 of this Agreement relating to Company Benefit Plans (as hereinafter defined) or Company Stock Options. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required to be made or obtained by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and any of the other transactions contemplated by this Agreement, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (B) compliance with and filings under, to the extent required, the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act and the rules and regulations promulgated thereunder; (C) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger; (D) the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws;
(E) the filing of the registration statement on Form S-4, including the Proxy Statement, with the Securities and Exchange Commission (the "SEC") by the Company in connection with the issuance of Non-Cash Election Shares in connection with the Merger (the "Form S-4"); and (F) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not have a material adverse effect on the Company.

          (ii) The Special Committee of the Company's Board of Directors (the "Special Committee"), at a meeting duly called and held, has by unanimous vote of all its members approved this Agreement and determined that it is advisable and in the best interests of the Company to enter into the Merger and the other transactions contemplated by this Agreement. The Board of Directors of the Company at a meeting duly called and held pursuant to the recommendation of the Special Committee (A) has approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and (B) has resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement and the Merger.

     (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since September 28, 1996 (including all filed reports, schedules, forms, statements and other documents whether or not required, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents are true and complete and comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Company SEC Documents and except for liabilities and obligations which, individually or in the aggregate, would not have a material adverse effect on the Company, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

     (f) Information Supplied. No statement, certificate, instrument or other writing furnished or to be furnished by the Company or any affiliate (as defined in Section 8.03) thereof to Merger Co., or any affiliate thereof, pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading and (ii) the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement, as amended or supplemented, is herein referred to as the "Proxy Statement") will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will, at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Merger Co. or any of its affiliates or representatives specifically for inclusion in the Form S-4 or the Proxy Statement.

     (g) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Company Filed SEC Documents"), since September 27, 1998, the Company and each of its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been since such date, (i) any material adverse change (as defined in Section 8.03) in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) (other than the Rights) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any director, executive officer or key employee of the Company or any of its subsidiaries of any award or incentive payment or increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of this Agreement (copies of which have been made available to Merger Co.), (y) any granting by the Company or any of its subsidiaries to any such director, executive officer or key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of this Agreement (copies of which have been made available to Merger Co.) or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such director, executive officer or key employee, (v) any change in accounting methods, principles or practices by the Company or any of its subsidiaries, (vi) any material labor dispute with respect to the Company or any subsidiary, (vii) any entry by the Company or any of its subsidiaries into any material commitment, agreement, license or transaction (including, without limitation, any borrowing, capital expenditure, sale of assets or any lien made on any of the properties of the Company or any of its subsidiaries) other than in the ordinary course of business consistent with past practice, (viii) any damage, destruction or loss to the properties of the Company or any of its subsidiaries whether covered by insurance or not, which has had or will have a material adverse effect on the Company or (ix) any agreement by the Company or any of its subsidiaries to do any of the foregoing.

     (h) Litigation. Except as disclosed in the Company SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

     (i) Labor Relations. Schedule 3.01(i) of the Company Disclosure Schedule contains a true and correct list of each collective bargaining agreement between the Company or any of its subsidiaries and a labor union, the name of each such union and the date of termination of each such collective bargaining agreement. Neither the Company nor any of its subsidiaries is the subject of any suit, action or proceeding which is pending or, to the knowledge of the Company, threatened, asserting that the Company or any of its subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past two years, any material labor strike, dispute, walk-out, work stoppage, slow-down, lockout or organizational effort involving the Company or any of its subsidiaries whether or not such subsidiary was a subsidiary of the Company at such time.

     (j) Benefit Plans.

          (i) Schedule 3.01(j) contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes collectively referred to herein as the "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA, hereinafter a "Welfare Plan"), severance, termination, change in control, incentive compensation profit sharing stock option, stock purchase, stock ownership, phantom stock, deferred compensation plans, and other employee fringe benefit plans or arrangements maintained, contributed to or required to be maintained or contributed to by the Company or any of its subsidiaries for the benefit of any present or former officers, employees, directors or independent contractors of the Company or any of its subsidiaries (all the foregoing being herein called the "Company Benefit Plans"). The Company has made available to Merger Co. true, complete and correct copies of (1) each Company Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required by applicable law), (3) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required by applicable law and (4) each currently effective trust agreement and insurance or annuity contract relating to any Company Benefit Plan.

          (ii) Each Company Benefit Plan has been administered in accordance with its terms except for any failure so to administer as, individually or in the aggregate, would not have a material adverse effect on the Company. To the knowledge of the Company, the Company, its subsidiaries and all the Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and other applicable laws as to the Company Benefit Plans except for any failure so to be in compliance as, individually or in the aggregate, would not have a material adverse effect on the Company.

          (iii) With respect to the Company Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its subsidiaries could be subject to any liability that would have a material adverse effect on the Company under ERISA, the Code or any other applicable law.

          (iv) Each Company Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of the Company, revocation has not been threatened; and no amendment to such Company Pension Plan as to which the remedial amendment period has expired would adversely affect its qualification or materially increase its cost. The Company has made available to Merger Co. a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. Schedule 3.01(j) lists all the Company Pension Plan amendments as to which a favorable determination letter has not yet been received.

          (v) No employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan as a result of the Merger or the other transactions contemplated by this Agreement.

          (vi) Since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment by the Company or any of its subsidiaries of any collective bargaining agreement or any Company Benefit Plan.

          (vii) No Company Benefit Plan provides health, death or medical benefits (whether or not insured) with respect to current or former employees of the Company or its subsidiaries beyond their retirement or other termination of employment (other than (a) coverage mandated by applicable law or (b) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

          (viii) There are no pending, anticipated or, to the knowledge of the Company, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits) which would result in a material adverse effect on the Company.

     (k) Taxes.

          (i) Each of the Company and its subsidiaries has filed all material tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired. All returns filed by the Company and each of its subsidiaries are complete and accurate in all material respects. The Company and each of its subsidiaries have paid (or the Company has paid on its behalf) all material taxes required to be paid by the Company or any of its subsidiaries, and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No material deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not adequately reserved for, and no requests for waivers or extension of the time to assess or collect any material taxes of the Company or any of its subsidiaries have been granted or are pending

          (iii) All material taxes required to be withheld by the Company or any of its subsidiaries have been duly withheld and paid to the proper taxing authority or properly set aside in accounts for such purpose.

          (iv) No power of attorney with respect to any taxes of the Company or any of its subsidiaries has been executed or filed with any taxing authority.

          (v) Neither the Company nor any of its subsidiaries is or has been at any time since January 1, 1993 for purposes of filing any income tax return a member of any affiliated, consolidated, combined or unitary group of which a corporation (other than the Company and its subsidiaries) is or was the common parent.

          (vi) No taxes of the Company or any of its subsidiaries are currently under audit by any taxing authority, and no taxing authority is now asserting against the Company or any of its subsidiaries any material deficiency or claim for additional taxes or any material adjustment of taxes.

          (vii) Neither the Company nor any of its subsidiaries is a party to or bound by or has any obligation under any tax sharing agreement or arrangement entered into with any person (other than the Company or any of its subsidiaries).

     (l) No Excess Parachute Payments. No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any of the other transactions contemplated by this Agreement, either alone or together with other events, by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). Neither the Company nor any of its subsidiaries is a party to any contract, agreement or other arrangement which would result in the payment of amounts prior to the Effective Time that will be nondeductible by reason of Section 162(m) of the Code.

     (m) Compliance with Applicable Laws.

          (i) Each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its assets and to carry on its business as now conducted, and there has occurred no default under or limitation with respect to any such Permit, except for the lack of Permits and for defaults or limitations under Permits which, individually or in the aggregate, would not have a material adverse effect on the Company. To the knowledge of the Company, the Company and its subsidiaries are, and have been, in compliance with all Permits and all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for instances of noncompliance which, individually or in the aggregate, would not have a material adverse effect on the Company. No investigation, examination or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which, individually or in the aggregate, would not have a material adverse effect on the Company.

          (ii) The Company and its subsidiaries are and have been in material compliance in all respects with all applicable statutes, laws, ordinances, rules, orders, regulations and other requirements of law regulating pollution or the protection of human health and the environment or relating to the use, handling, treatment, storage, disposal, release or threatened release of Hazardous Materials (collectively, "Environmental Laws").

          (iii) There is no suit, action, proceeding or inquiry pending or, to the knowledge of the Company, threatened before any court, governmental agency or authority or other forum in which the Company or any of its subsidiaries has been or, with respect to threatened suits, actions and proceedings, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as hereinafter defined), whether or not occurring at, on, under or involving a site owned, leased, operated or used by the Company or any of its subsidiaries.

          (iv) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current properties, there have been no material releases of Hazardous Material in, on, under or affecting material properties or, to the knowledge of the Company, any surrounding sites. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current properties, to the knowledge of the Company, there were no material releases of Hazardous Material in, on, under or affecting any such property or any surrounding site. "Hazardous Material" shall mean any waste or other substance that is classified or regulated under any Environmental Law including any hazardous substance within the meaning of any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls or petroleum products or by-products.

          (v) The Company is not subject to any material order, decree, injunction or other material arrangement or obligation with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to any Hazardous Material.

          (vi) Neither the Company, nor to the knowledge of the Company, any other person, has caused or taken any action that will result in any material liability or obligation on the part of the Company or any of its subsidiaries relating to (x) the environmental conditions on, under or about any properties or assets currently or formerly owned, leased, operated or used by the Company, or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal, discharge, emission or release of any Hazardous Materials.

          (vii) The Company has made available to Merger Co. all material site assessments, compliance audits, studies and analyses, in its possession, custody or control relating to (x) the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by the Company or any of its subsidiaries and (y) any Hazardous Materials released by the Company or any other person on, under, about or from any of the properties currently or formerly owned, leased or used by the Company or any of its subsidiaries.

          (viii) Schedule 3.01(m)(viii) lists all capital expenditures in excess of $50,000 made by the Company or any of its subsidiaries since January 1, 1999, or presently planned to be made by the Company or any of its subsidiaries, in order to address the Company's and its subsidiaries' compliance with Environmental Laws.

     (n) Voting Requirements. The affirmative vote at the Company Stockholders Meeting of the holders of a majority in voting power of all outstanding shares of the Company Common Stock to adopt this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement.

     (o) State Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. Assuming the accuracy of the representation and warranty set forth in Section 3.02(f), the action of the Board of Directors of the Company in approving this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the transactions provided for herein) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

     (p) Brokers. No broker, investment banker, financial advisor or other person, other than Bear, Stearns & Co. Inc., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its affiliates. The Company has provided Merger Co. true and correct copies of all agreements between the Company and Bear Sterns & Co. Inc. providing for any such fee arrangements. Such fees will be paid by the Company.

     (q) Opinion of Financial Advisor. The Company has received an opinion of Bear, Stearns & Co. Inc., dated as of the date hereof, that the Merger Consideration is fair, from a financial point of view, to the holders of shares of the Company Common Stock, a complete and correct copy of which opinion has been, or promptly upon receipt thereof will be, delivered to Merger Co. The Company has been authorized by Bear Stearns & Co. Inc. to permit the inclusion of such opinion in its entirety in the Proxy Statement.

     (r) Material Contracts.

          (i) Except as set forth in the exhibit index to the Company's most recent Form 10-K and subsequent Form 10-Qs included in the Company's SEC Documents or as provided for in this Agreement, neither the Company nor any of its subsidiaries is a party to or bound by any (i) "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) non-competition agreement or any other agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, all or any material portion of the business of the Company and its subsidiaries, taken as a whole, may be conducted, (iii) transaction, agreement, arrangement or understanding with any affiliate that would be required to be disclosed under
Item 404 of Regulation S-K under the Securities Act, (iv) voting or other agreement governing how any shares of Company Common Stock shall be voted, (v) material agreement with any stockholders of the Company, (vi) acquisition, merger, asset purchase or sale agreement related to the acquisition or sale of a business or (vii) contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated hereby (all contracts of the type described in clauses (i) - (vii) being referred to herein as "Material Contracts"). Except as would not, individually or in the aggregate, have a material adverse effect on the Company, each Material Contract is valid and binding on the Company (or, to the extent a subsidiary of the Company is a party, such subsidiary) and is in full force and effect. Neither the Company nor any such subsidiary is in default or knows of, or has received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract, except as would not, individually or in the aggregate, have a material adverse effect on the Company.

          (ii) Except as disclosed in the Company's SEC Documents or as provided for in this Agreement, neither the Company nor any of its subsidiaries is a party to any oral or written (i) employment agreement or consulting agreement (in excess of $100,000 per year) not terminable on 30 days' or less notice, (ii) agreement with any executive officer or other key employee of the Company or any of its subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its subsidiaries of the nature contemplated by this Agreement or (iii) agreement with respect to any executive officer or other key employee of the Company or any of its subsidiaries providing any term of employment or compensation guarantee (in excess of $100,000).

     (s) Intellectual Property. Except as, individually or in the aggregate, would not have a material adverse effect on the Company: the Company does not have knowledge of any valid grounds for any claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its subsidiaries, infringes on any Third Party Intellectual Property Rights; (B) against the use by the Company or any of its subsidiaries of any Company Intellectual Property Rights; (C) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (D) challenging the license or right to use of any Third-Party Intellectual Property Rights by the Company or any of its subsidiaries. The Company or the applicable subsidiary owns, or has the legal and valid right or license to use, all Company Intellectual Property Rights, free and clear of all liens, except as, individually or in the aggregate, would not have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries has licensed or otherwise granted to any other person any rights in or to any Company Intellectual Property Rights. As used in this Agreement, the term (x) "Intellectual Property" means all patents, trademarks, trade names, service marks, copyrights and any applications, therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials, trademarks, trade names, service marks and copyrights;
(y) "Third-Party Intellectual Property Rights" means Intellectual Property owned by any third party; and (z) the "Company Intellectual Property Rights" means the Intellectual Property used or held for use in connection with the business of the Company or any of its subsidiaries as such business is currently conducted or proposed to be conducted.

     (t) Year 2000. All computer systems and computer software used by the Company or any of its subsidiaries (i) recognize or are being adapted so that, prior to December 31, 1999, they shall recognize the advent of the year A.D. 2000 without any adverse change in operation associated with such recognition,
(ii) can correctly recognize or are being adapted so that they can correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000, including but not limited to accepting date input, performing calculations on dates or portion of dates and providing date output, and the operation and functionality of such computer systems and such computer software will not be adversely affected by the advent of the year A.D. 2000 or any manipulation of data featuring information relating to dates before, on or after January 1, 2000, and (iii) can suitably interact with other computer systems and computer software in a way that does not compromise (y) its ability to correctly recognize the advent of the year A.D. 2000 or (z) its ability to correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000 (the operations of clauses (i), (ii) and (iii) together, "Millennium Functionality"), except in each case for such computer systems and computer software, the failure of which to achieve Millennium Functionality, individually or in the aggregate, would not have a material adverse effect on the Company. Schedule 3.01(t) of the Company Disclosure Schedule sets forth the Company's good faith estimate as of the date hereof of the costs to be incurred after the date hereof by the Company and its subsidiaries in order to achieve Millennium Functionality.

     (u) Rights Agreement. The Company has amended the Rights Agreement to ensure that (a) none of a "Flip-In Event", a "Distribution Date" or a "Stock Acquisition Date" (in each case as defined in the Rights Agreement) will occur, and none of Merger Co. or any of their "Affiliates" or

"Associates" will be deemed to be an "Acquiring Person" (in each case as defined in the Rights Agreement), by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and (b) the Rights will expire immediately prior to the Effective Time.

     (v) Qualification. All products sold by the Company and its subsidiaries pursuant to qualification or certification requirements established by the Company's and its subsidiaries' customers were produced in a manner consistent with the requirements of such qualification or certification, except for individual defective products produced in the ordinary course of business consistent with past practice, or where the failure to do so, individually or in the aggregate, would not have a material adverse effect on the Company. Each of the Company and its subsidiaries held all necessary qualifications or certifications for its products from its customers pursuant to which sales were made to such customers, except where the failure to do so, individually or in the aggregate, would not have a material adverse effect on the Company. Except for such revocations or terminations which, individually or in the aggregate, would not have a material adverse effect on the Company, neither the Company nor any of its subsidiaries have received notification that any qualifications or certifications for its products as established by its customers have been revoked or terminated, and to the knowledge of the Company, no such revocation or termination is threatened or contemplated.

     (w) Real Property Matters. Schedule 3.01(w) of the Company Disclosure Schedule sets forth the street address of all real property (i) owned by the Company or any of its subsidiaries (the "Owned Real Property") or (ii) leased by the Company or any of its subsidiaries (the "Leased Real Property"). True and complete copies of (i) all deeds and title insurance policies of the Owned Real Property and (ii) all leases and any amendments thereto and assignments or subleases thereof governing the Leased Real Property have been made available to Merger Co. There are no proceedings, claims, disputes or conditions (except for such conditions which, individually or in the aggregate, would not have a material adverse effect on the Company) affecting the Owned Real Property or the Leased Real Property (collectively, the "Real Property") that would interfere with the use of such property. The Company and its subsidiaries own the Owned Real Property, free and clear of all liens, and no other person has any option to purchase any of the Owned Real Property. The Company and each applicable subsidiary has a valid leasehold interest in the Leased Real Property leased by it, free and clear of all liens, and each lease of Leased Real Property is in full force and effect and no default exists by the Company or the applicable subsidiary thereunder, except for such defaults which, individually or in the aggregate, would not result in a material adverse effect on the Company.

     (x) Insurance Policies. The Company currently has in effect insurance policies covering itself, its subsidiaries, their respective assets and the conduct of their respective businesses, which insurance has been written by insurers unaffiliated with the Company in such amounts and against such losses or casualties as is usually maintained by reasonably prudent managers of companies engaged in the same or similar businesses and of similar size, and all such policies are valid and enforceable for the benefit of the Company or its subsidiaries, as the case may be, and are, and through the Effective Time will continue to be, in full force and effect, except for such failures to be enforceable or to be in full force and effect which, individually or in the aggregate, would not result in a material adverse effect on the Company.

     SECTION 3.02. Representations and Warranties of Merger Co. Except as set forth on the Disclosure Schedule dated the date hereof and delivered by Merger Co. to the Company in connection with the execution of this Agreement (the "Merger Co. Disclosure Schedule") (provided that the listing of an item in one schedule of the Merger Co. Disclosure Schedule shall be deemed to be a listing in each schedule of the Merger Co. Disclosure Schedule and to apply to any other representation and warranty of Merger Co. in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other schedule or representation and warranty), Merger Co. represents and warrants to the Company as follows:

     (a) Organization, Standing and Corporate Power. Each of Merger Co. and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Merger Co. and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on Merger Co. Merger Co. has made available to the Company prior to the date hereof complete and correct copies of its Certificate of Incorporation and By-laws and the certificates of incorporation and by-laws of its subsidiaries, in each case as amended to the date hereof.

     (b) Capitalization. All the outstanding shares of capital stock of, or other ownership interests in, Merger Co. have been validly issued and are fully paid and nonassessable and are owned free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or such other ownership interest).

     (c) Authority; Noncontravention.

          (i) Merger Co. has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Merger Co. and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Merger Co. This Agreement has been duly executed and delivered by Merger Co., and, assuming the due execution and delivery of the Agreement by the Company, the Agreement constitutes a legal, valid and binding obligation of Merger Co., enforceable against Merger Co. in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law) and (iii) the discretion of the court before which any proceeding in respect of this Agreement or the transactions contemplated thereby may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Merger Co. will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of

Merger Co. or any of its subsidiaries under, (A) the Certificate of Incorporation or By-laws of Merger Co. or the comparable certificate of incorporation or organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Merger Co. or any of its subsidiaries or their respective properties or assets or (C) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Merger Co. or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, obligations, losses, rights, liens, judgments, orders, decrees, statutes, laws, ordinances, rules or regulations that, individually or in the aggregate, would not have a material adverse effect on Merger Co. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by or with respect to Merger Co. or any of its subsidiaries in connection with the execution and delivery of this Agreement by Merger Co. or the consummation by Merger Co. of any of the transactions contemplated by this Agreement, except for (A) the filing of a premerger notification and report form under the HSR Act; (B) compliance with and filings under, to the extent required, the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder; (C) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger; (D) the filing of appropriate documents with the relevant authorities of other states in which Merger Co. is qualified to do business, and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (E) the filing of the Form S-4, including the Proxy Statement, with the SEC under the Securities Act; and (F) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not have a material adverse effect on Merger Co. or any of its subsidiaries.

          (ii) As of the date hereof, the Board of Directors Merger Co. has approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement.

     (d) Information Supplied. None of the information supplied or to be supplied by Merger Co. specifically for inclusion in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Merger Co. makes no representation or warranty with respect to any information not supplied by it or any of its representatives specifically for inclusion in the Form S-4 or the Proxy Statement.

     (e) Financing. Merger Co. has previously delivered to the Company the following: (a) a fully executed commitment letter (the "Senior Debt Letter") from The Chase Manhattan Bank, DLJ Capital Funding, Inc. and First Union National Bank (the "Bank") and accepted by Merger Co. providing the detailed terms and conditions upon which the Bank has committed to provide the entire senior debt and revolving credit portion of the financing required in connection with the Merger, (b) a fully executed "highly confident" letter (the "Subordinated Debt Letter") issued by Donaldson, Lufkin & Jenrette Securities Corporation and accepted by Merger Co. with respect to the placement of subordinated debt of the Surviving Corporation pursuant to a private offering under Rule 144A of the Exchange Act and (c) the executed Equity Commitment Letter (together with the Senior Debt Letter and the Subordinated Debt Letter, the "Financing Letters"). Each of the Financing Letters is in full force and effect on the date hereof and has not been amended or modified, and there is no breach or default existing (or which with notice or lapse of time or otherwise may exist) thereunder. The aggregate proceeds of the financing contemplated by the Financing Letters are sufficient to pay the cash portion of the Merger Consideration, to repay the existing indebtedness of the Company and its subsidiaries (excluding any indebtedness the parties agree shall not be repaid) and to pay all fees and expenses to be paid by Merger Co. related to the transactions contemplated by this Agreement.

     (f) Company Stock. Merger Co. is not, nor at any time during the last three years has it been, an "interested stockholder" of the Company as defined in
Section 203 of the DGCL. Merger Co. does not own (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

                                  ARTICLE IV

                   Covenants Relating to Conduct of Business
                          ___________________________

     SECTION 4.01. Conduct of Business. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws, and to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, licenses and authorizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors, managers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as set forth on the Company Disclosure Schedule, as otherwise provided for in this Agreement or as consented to by Merger Co. in writing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to:

          (a) (i) declare, set aside or pay any dividends payable in cash, stock or property on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than (i) upon the exercise of the Rights or (ii) in accordance with the terms thereof, the issuance of the Company Common Stock (and corresponding Rights) upon the exercise of Company Stock Options, in each case outstanding on the date of this Agreement and in accordance with their present terms;

          (c) amend its certificate of incorporation, by-laws or other comparable organizational documents;

          (d) acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, including real estate, except acquisitions of assets in the ordinary course of business consistent with past practice;

          (e) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of assets in the ordinary course of business consistent with past practice;

          (f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice, under revolving credit agreements in existence on the date hereof, (ii) permit any modifications or amendments of any agreements related to any such indebtedness except for intercompany indebtedness between the Company and any of its subsidiaries or between such subsidiaries, or
(iii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly-owned subsidiary of the Company and other than investments made in the ordinary course of business consistent with past practice;

          (g) except as set forth in the Company's business plan, the relevant portion of which is set forth on Schedule 4.01(g) of the Company Disclosure Schedule, make or agree to make any capital expenditure or expenditures, or enter into any agreement or agreements providing for payments which, in the aggregate, are in excess of $2,000,000;

          (h) make any material tax election, settle or compromise any material tax liability or file an amendment to any material tax return;

          (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice without admission of liability or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

          (j) except as required by law or authorized hereunder and except for labor agreements negotiated in the ordinary course, enter into, adopt, amend or terminate any Company Benefit Plan or any other agreement, plan or policy involving the Company or any of its subsidiaries, and one or more of its directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

          (k) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of the Company or any of its subsidiaries, or as contemplated hereby or by the terms of any contract the existence of which does not constitute a violation of this Agreement, increase the compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

          (l) enter into, or alter, amend, modify or exercise any material option under any existing material contract (including any contract with an affiliate of the Company or any subsidiary) or material supply or requirements agreement or long-term purchase order, except in the ordinary course of business consistent with past practice;

          (m) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (n) except as maybe required as a result of a change in law or generally accepted accounting principles, change any of its accounting policies or practices;

          (o) hold any meeting of its stockholders, except to the extent contemplated herein or required by the request of the stockholders entitled to call a meeting under the By-laws of the Company or the DGCL; or

          (p) authorize, or commit or agree to take, any of the foregoing actions.

     SECTION 4.02. Other Actions. Except as required by law, Merger Co. and the Company shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that is reasonably likely to, result in any of the conditions to the Merger set forth in Article VI not being satisfied. Without limiting the generality of the foregoing, Merger Co. and the Company shall not, and shall cause its subsidiaries not to, take any action that would result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

     SECTION 4.03. Advice of Changes. Merger Co. and the Company shall promptly advise the other party orally and in writing to the extent it has knowledge of
(i) any representation or warranty made by it contained in this Agreement, becoming untrue or inaccurate in any respect where the failure of such representation to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on it, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, would have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

     SECTION 4.04. No Solicitation by the Company. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal or (iii) enter into any agreement with respect to any Company Takeover Proposal or approve or resolve to approve any Company Takeover Proposal; provided, however, that, at any time prior to obtaining the Company Stockholder Approval (the "Company Applicable Period"), if, based upon the advice of the Company's outside legal advisors, the Board of Directors determines in good faith that failing to take such action would create a reasonable possibility of a breach of its fiduciary duties under applicable law, the Company may, in response to a Takeover Proposal which the Board of Directors of the Company determines in good faith, based upon the advice of the Company's outside legal advisors and the Company's financial advisors, would result in a Company Superior Proposal (as defined in Section 4.04(b)) which was not solicited by it and which did not otherwise result from a breach of this Section 4.04(a), and subject to providing prior written notice of its decision to take such action to Merger Co. (the "Company Notice") and compliance with Section 4.04(c), following delivery of the Company Notice (x) furnish information with respect to the Company and its subsidiaries to any person making such a Company Takeover Proposal pursuant to a confidentiality agreement with terms not materially more favorable to the person making the Company Takeover Proposal than those applicable to Kelso & Company under the Confidentiality Agreement (as hereinafter defined) and (y) participate in discussions or negotiations regarding such Company Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section by the Company. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or the assets of the Company and its subsidiaries, taken as a whole, or 10% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

     (b) Except as expressly permitted by this Section 4.04, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Merger Co., the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Company Takeover Proposal (each, a "Company Acquisition Agreement"). Notwithstanding anything in this Agreement to the contrary, in response to a Company Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of Section 4.04(a), the Board of Directors of the Company may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Company

Superior Proposal), but only (i) at a time that is during the Company Applicable Period and is after the third business day following Merger Co.'s receipt of written notice advising Merger Co. that the Board of Directors of the Company is prepared to accept a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal, (ii) if, based upon the advice of the Company's outside legal advisors, the Board of Directors determines in good faith that failing to take such action would create a reasonable possibility of a breach of its fiduciary duties under applicable law and (iii) if the Company shall have caused its financial and legal advisors to negotiate in good faith with Merger Co. during such three business days to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger on such adjusted terms. For purposes of this Agreement, a "Company Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the voting power of the shares of the Company Common Stock then outstanding or all or substantially all the assets of the Company and its subsidiaries taken together and otherwise on terms which the Board of Directors of the Company determines in good faith, based upon the advice of the Company's outside legal advisors and the Company's financial advisors, to be more favorable to the Company's stockholders than the Merger and for which any necessary financing is then committed or which, in the good faith judgment of the Company's Board of Directors, based upon the advice of the Company's financial advisors, is reasonably capable of being obtained by such third party.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 4.04, the Company shall promptly advise Merger Co. orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or the Company Takeover Proposal and the identity of the person making such request or the Company Takeover Proposal. The Company will keep Merger Co. reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

     (d) Nothing contained in this Section 4.04 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that neither the Company nor its Board of Directors shall, except as permitted by paragraph (b) of this section, propose to approve or recommend a Company Takeover Proposal.

                                   ARTICLE V
                             Additional Agreements
                                 ____________

     SECTION 5.01. Preparation of the Form S-4 and Proxy Statement; Stockholder Meeting.

     (a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare the Form S-4 and the Proxy Statement and shall file with the SEC under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder the Form S-4, in which the Proxy Statement will be included. Merger Co. and the Company will cooperate with each other in the preparation of the Form S-4 and the Proxy Statement. Without limiting the generality of the foregoing, Merger Co. will furnish to the Company the information relating to it or its affiliates required by the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Form S-4 and the Proxy Statement. The Company shall use its reasonable commercial efforts to have the Form S-4 declared effective under the Securities Act as soon as reasonably practicable after it is filed with the SEC. The Company shall use its reasonable commercial efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also use its reasonable commercial efforts to take any action required to be taken under any applicable state securities laws in connection with the registration and qualification of the Non-Cash Election Shares following the Merger. Each of Merger Co. and the Company agree to correct any information specifically provided by it for use in the Form S-4 and the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Merger Co. of (i) the effectiveness of the Form S-4, (ii) the receipt of any comments from the SEC with respect to the Form S-4 and the Proxy Statement and (iii) any request by the SEC for any amendment to the Form S-4 and the Proxy Statement or for additional information.

     (b) The Company (i) shall duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval and (ii) shall, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, unless, in the case of clauses (i) or (ii), the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger and terminated this Agreement in accordance with Section 4.04(b).

     SECTION 5.02. Access to Information; Confidentiality. Subject to the Confidentiality Agreement, dated as of March 16, 1999, between the Company and Kelso & Company (the "Confidentiality Agreement") and except as otherwise required by applicable law, each of Merger Co. and the Company shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, directors, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Merger Co. and the Company shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.02 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. Each of Merger Co. and the Company will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

     SECTION 5.03. Filings; Other Action. Subject to the terms and conditions provided in this Agreement, each of the Company and Merger Co. shall (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and other regulatory filings with any relevant Governmental Entity with respect to the Merger and the transactions contemplated by this Agreement; and (b) use their respective reasonable best efforts promptly to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under this Agreement and applicable laws and regulations to obtain as promptly as practicable all consents, approvals, orders, authorizations, registrations and permits required to be obtained by it from any Governmental Entity or third party in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof; provided, however, that neither Merger Co. nor the Company will be required to agree to, or proffer to, (i) divest or hold separate any of Merger Co.'s, the Company's or any of their respective affiliates' businesses or assets or (ii) cease to conduct business or operations in any jurisdiction in which Merger Co., the Company or any of their respective subsidiaries conducts business or operations as of the date of this Agreement.

     SECTION 5.04. Stock Options and Restricted Stock Units.

     (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required so that at the Effective Time each then outstanding Company Stock Option to purchase or acquire shares of Company Common Stock under the Company Stock Plans, whether or not then exercisable or vested, shall be canceled and shall represent the right to receive the following consideration in settlement thereof: for each share of Company Common Stock subject to such Company Stock Option, including any additional shares subject thereto by reason of their terms upon consummation of the "change of control" resulting from the Merger, an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Company Stock Option (or, in the case of the Stock Purchase Plan, the difference between the Merger Consideration and the unpaid portion, if any, of the per share subscription price) to the extent such difference is a positive number (such amount in cash as described above being hereinafter referred to as the "Option Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such Option Consideration shall not be payable until the first day payment can be made without liability to such person under Section 16(b) of the Exchange Act, but shall be paid as soon as practicable thereafter.

     (b) The surrender of a Company Stock Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option. Prior to the Effective Time, the Company shall take all action necessary (including causing the Board of Directors of the Company (or any committees thereof) to take such actions as are allowed by the Company Stock Option Plans) to ensure that, following the Effective Time, no participant in any Company Stock Plan shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     (c) Upon the Effective Time, the parties hereto agree that the Surviving Corporation shall pay to each holder of a Company Stock Option the Option Consideration in respect thereof. No interest shall be paid or accrued on the Option Consideration. Until settled in accordance with the provisions of this
Section 5.04(c), each Company Stock Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration.

     SECTION 5.05. Indemnification, Exculpation and Insurance.

     (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or any of its subsidiaries (the "Covered Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Covered Party is or was an officer, director, employee or agent of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. Each Covered Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten business days of receipt by the Surviving Corporation from the Covered Party of a request therefor; provided that any
                                                          --------
person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

     (b) The Certificate of Incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its subsidiaries than are presently set forth in the Certificate of Incorporation and By-laws of the Company.

     (c) Subject to the next sentence, the Surviving Corporation shall maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (such 200%, the "Maximum Premium"). If the Company's existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain as much directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Covered Parties than the Company's existing directors' and officers' liability insurance. The Company represents to Merger Co. that the Maximum Premium is $220,000.

     (d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.05 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

     (e) The covenants contained in this Section are intended to be for the benefit of, and shall be enforceable by, each of the Covered Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Covered Party is entitled, whether pursuant to law, contract or otherwise.

     (f) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.05

     SECTION 5.06. Fees and Expenses. (a) All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Merger Co. shall bear and pay one-half of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the Form S-4 and the Proxy Statement (including SEC filing fees) and (2) the filings of the premerger notification and report forms under the HSR Act (including filing fees); provided, however, that if the Non-Cash Election Number is 0 pursuant to the proviso to Section 2.03(a) hereof, the costs and expenses of filing, printing and mailing of the Proxy Statement (including SEC filing fees) shall be borne and paid by the Company.

     (b) If (x) Merger Co. terminates this Agreement pursuant to Section 7.01(f) or Section 7.01(g) or (y) the Company terminates this Agreement pursuant to
Section 7.01(d), then in each case, the Company shall pay, or cause to be paid to Merger Co. or its designated affiliate, an amount equal to $8,179,000 (the "Termination Fee"), plus Expenses (as defined below). If (i) Merger Co. or the Company terminates this Agreement pursuant to Section 7.01(b)(ii) hereof, (ii) prior to the taking of such vote of the stockholders of the Company a Company Takeover proposal shall have been made and remain pending and (iii) within twelve months of such termination the Company enters into a definitive agreement to consummate the transactions contemplated by the Company Takeover Proposal or the Company Takeover Proposal is consummated, the Company shall pay, or cause to be paid to Merger

Co. or its designated affiliate, the Termination Fee, plus Expenses. If (i) Merger Co. terminates this Agreement pursuant to Section 7.01(e) hereof as result of a willful and material breach of this Agreement by the Company and
(ii) within twelve months of such termination the Company enters into a definitive agreement to consummate a Company Takeover Proposal or a Company Takeover Proposal is consummated, the Company shall pay, or cause to be paid to Merger Co. or its designated affiliate, the Termination Fee, plus Expenses. Any payments required to be made pursuant to this Section 5.06(b) shall be made by wire transfer of same day funds on the date of termination (except that, in the case of the two immediately preceding sentences, such payment shall be made on the date of the execution of such definitive agreement or, if earlier, the consummation of such transaction) to an account designated by Merger Co. For purposes hereof, "Expenses" shall mean an amount equal to Merger Co.'s (and its affiliates') actual and reasonably documented out-of-pocket expenses in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, counsel, commercial banks, investment banking firms, accountants, experts and consultants to Merger Co. and its affiliates; provided, however, in no event shall such amount exceed $1,500,000.

     SECTION 5.07. Public Announcements. Each of the Company and Merger Co. will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation and concurrence, except as either party may determine is required by applicable law, by court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case such party will use its reasonable best efforts to consult with the other party prior to issuing a press release or public statement. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.08. Stockholder Litigation. Each of Merger Co. and the Company shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Merger Co. or the Company, as applicable, and its directors relating to the transactions contemplated by this Agreement.

     SECTION 5.09. Employee Matters. (a) Merger Co. agrees that the Company shall honor in accordance with their respective terms and, on and after the Effective Time, the Surviving Corporation shall honor, without offset, deduction, counterclaim, interruption or deferment, all Company Plans and all other written employment, severance, termination and retirement agreements to which the Company is a party as of the Effective Time and which are set forth in the Company Disclosure Schedule. Merger Co. acknowledges that, for the purposes of certain of such Company Plans and certain of such other employment, severance, termination and retirement agreements to which the Company is currently a party, the consummation or stockholder approval (depending upon the terms of the applicable plan or agreement) of the Merger will constitute a "change in control" of the Company at the Effective Time and may constitute "Good Reason" (as such terms are defined in such plans and agreements). In particular, and without limiting the generality of the foregoing, the parties hereto acknowledge that the execution of this Agreement shall constitute a "change in control" under the Change in Control and Severance Agreements identified on Schedule 3.01(j). Merger Co. agrees that the Surviving Corporation shall, after consummation of the Merger, pay all amounts provided under such Company Plans and agreements in accordance with their respective terms and to honor, and to cause the Surviving Corporation to honor, all rights, privileges and modifications to or with respect to any such Company Plans or agreements (other than those agreements which are superseded by employment agreements entered into as of the Effective Time) that become effective as a result of such change in control or Good Reason.

     (b) The Surviving Corporation shall provide employee pension and welfare plans for the benefit of employees' and former employees of the Company that, in the aggregate, are substantially comparable to the Company Plans in effect as of the date hereof. To the extent any benefit plan of Merger Co. (or any plan of the Surviving Corporation) shall be made applicable to any employee or former employee of the Company, Merger Co. or the Surviving Corporation, as the case may be, shall grant to employees and former employees of the Company credit for service with the Company prior to the Effective Time for the purposes of determining eligibility to participate and the employee's nonforfeitable interest in benefits thereunder and, unless a duplication of benefits under two or more defined benefit plans would result, for calculating benefits (including benefits the amount or level of which is determined by reference to an employee's vesting service) thereunder. In addition, to the extent any plan of Merger Co. or any plan of the Surviving Corporation, as the case may be, which constitutes a ''welfare plan," as defined in Section 3.01(j) hereof, shall be made applicable to any employee or former employee of the Company, Merger Co. or the Surviving Corporation, as the case may be, shall (i) waive all preexisting condition exclusions and waiting periods otherwise applicable to employees and former employees of the Company, except to the extent any such limitations or waiting periods in effect under comparable Company Plans have not been satisfied as of the date such plan is made so applicable and (ii) credit each employee and former employee of the Company for any co-payments and deductibles paid by such employee or former employee under comparable Company Plans prior to the date such plan is made so applicable. Nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any Company Plan or any other employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract.

     (c) "Company Plan" shall mean any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former director, officer or employee of the Company or any of its subsidiaries.

     SECTION 5.10. Consummation of Financing. (a) Merger Co. will use its reasonable commercial efforts to obtain the financing required for the consummation of the Merger pursuant to the Financing Letters and to satisfy all conditions to funding as set forth in the Financing Letters. To the extent that any portion of the financing contemplated by the Financing Letters becomes unavailable, Merger Co. will use its reasonable commercial efforts to arrange for alternative financing for the Merger.

     (b) The Company agrees to provide and to cause its subsidiaries to provide all reasonably necessary cooperation in connection with the arrangement of such financing, it being understood that the financing shall close immediately prior to the Effective Time. Such cooperation shall include, without limitation, (i) making senior officers of the Company available for participation in meetings and due diligence sessions and road shows, (ii) preparation of offering memoranda, private placement memoranda and similar documents, including all appropriate financial statements in connection therewith, (iii) execution and delivery of commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents and (iv) providing Merger Co. and its representatives with reasonable access to

Company facilities such that Merger Co. can prepare environmental site assessments for such facilities.

     SECTION 5.11. Recapitalization. The Company shall cooperate with any reasonable requests of Merger Co. or the SEC related to the reporting of the transactions contemplated hereby as a recapitalization for financial reporting purposes, including, without limitation, assisting Merger Co. with any presentation to the SEC with regard to such reporting and including appropriate disclosure with regard to such reporting in all filings with the SEC and mailings to the Company's stockholders in connection with the Merger.

     SECTION 5.12. Transfer Taxes. All liability for transfer or other similar taxes arising out of or related to the Merger or the consummation of transactions contemplated hereby, and due to the property owned by the Company or any of its subsidiaries or affiliates ("Transfer Taxes") shall be borne by the Company, and the Company shall file or cause to be filed all tax returns relating to such Transfer Taxes which are due.

     SECTION 5.13. State Takeover Laws. If any state takeover statute other than Section 203 of the DGCL becomes or is deemed to become applicable to the Merger or the other transactions contemplated hereby, the Company shall take all reasonable action necessary to render such statute inapplicable to all of the foregoing.

     SECTION 5.14. The Company Rights Plan. The Company, acting through its Board of Directors or otherwise, shall not, except as specifically provided herein, (a) amend, alter or modify the Company Rights Plan or (b) take any action with respect to, or make any determination under, the Company Rights Plan, to facilitate another Company Takeover Proposal, except in connection with the approval or recommendation of, or entering into of a Company Acquisition Agreement with respect to, any Company Superior Proposal in accordance with
Section 4.04(b) hereof.

     SECTION 5.15. Letter as to Solvency. The parties hereto shall engage, at the expense of Merger Co., an appraisal firm to deliver a letter addressed to the Board of Directors of the Company and the Company (and on which the Board of Directors of the Company shall be entitled to rely) indicating that immediately after the Effective Time, and after giving effect to the Merger and the financing contemplated by this Agreement and any other transactions contemplated in connection with the Merger, the Surviving Corporation (i) will not be insolvent and will have assets sufficient to pay its debts and (ii) will not have unreasonably small capital with which to engage in its business.

     SECTION 5.16. Monetization of Non-Cash Election Shares. Consistent with the qualifying the transactions contemplated hereby as a recapitalization for financial accounting purposes, Merger Co. will use its reasonable commercial efforts to cause there to be no reason for the stockholders of the Company to be stockholders of the Surviving Corporation. In the event, Merger Co. is able to cause such a result, Merger Co. shall give the Company prompt written notice thereof. If Merger Co. gives the Company such a notice, the provisions of
Article II shall be deemed amended to provide for the Merger Consideration to be paid entirely in cash and Sections 5.17 and 6.02(d) hereof and all references in this Agreement to the Form S-4 (to the extent that such references do not apply to the Proxy Statement), including, without limitation, those references (to the extent that such references do not apply to the Proxy Statement) in Sections 3.01(f), 3.02(d), 5.01, 5.06 and

6.01(d), and all obligations in connection therewith, shall be deemed eliminated and to have no effect. Each of the Company and Merger Co. agree to amend this Agreement, if necessary, to further implement the arrangements described in this
Section 5.16.

     SECTION 5.17. Listing. The parties hereto shall use their reasonable best efforts to have the Non-Cash Election Shares admitted for quotation on the NASDAQ Stock Market (the "Listing"). Any fees in connection with the Listing payable prior to the Effective Time shall be paid by Merger Co. Neither Merger Co. nor the Company will take any action, for at least three years from the Effective Time, to cause the Listing to be terminated, except with the approval of a majority of the Non-Cash Election Shares not held of record or beneficially by Kelso & Company or its affiliates or in connection with a transaction pursuant to which the holders thereof receive cash or securities similarly subject to a Listing; provided that nothing in this Section 5.17 shall (a) require Merger Co. or the Company to take any affirmative action to prevent the Listing from being terminated by the NASDAQ Stock Market in the event that the Non-Cash Election Shares cease to meet the applicable Listing standards or (b) preclude Merger Co. or the Company from causing Non-Cash Election Shares to be exchanged for cash.

                                   ARTICLE VI
                              Conditions Precedent

                                ______________

     SECTION 6.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

     (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as practicable any such Restraints that may be entered.

     (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Non-Cash Election Shares shall have been complied with in all material respects.

     SECTION 6.02. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver by the Company of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Merger Co. set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), individually or in the aggregate, does not have, and is not reasonably likely to have, a material adverse effect on Merger Co., and the Company shall have received a certificate signed on behalf of Merger Co. by an executive officer of Merger Co. to such effect.

          (b) Performance of Obligations of Merger Co. Merger Co. shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Merger Co. by an executive officer of Merger Co. to such effect.

          (c) The Company and its Board of Directors shall have received the letter referred to in Section 5.15 or Merger Co. shall have provided to the Company and its Board of Directors from another appraisal firm a comparable letter in form and substance reasonably satisfactory to the Company.

          (d) The Listing of the Non-Cash Election Shares shall have been approved, subject only to official notice of issuance.

     SECTION 6.03. Conditions to Obligations of Merger Co. The obligation of Merger Co. to effect the Merger is further subject to satisfaction or waiver by Merger Co. of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), individually or in the aggregate, does not have, and is not reasonably likely to have, a material adverse effect on the Company, and Merger Co. shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Merger Co. shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (c) Financing. The Company shall have received the financing proceeds under the Senior Debt Letter and the Subordinated Debt Letter on the terms and conditions set forth therein or upon terms and conditions which are substantially equivalent thereto, and to the extent any of the terms and conditions are not as so set forth or substantially equivalent, on terms and conditions reasonably satisfactory to Merger Co.; provided that Merger Co. shall have complied with the provisions of Section 5.10(a).

     (d) No Injunctions or Restraints. No Restraint shall be in effect which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the combined businesses of the Company and Merger Co. (and their subsidiaries) assuming for the purpose of this Section 6.03(e) that the Merger is closed and consummated as contemplated by this Agreement; provided, however, that Merger Co. shall have used its reasonable best efforts to prevent the entry of any such Restraint and to appeal as promptly as practicable any such Restraint that may be entered.

     (e) Refinancing of Indebtedness. All of the Company's indebtedness and other obligations under the Company's senior secured credit facility shall have been repaid and discharged in full by the Company, using funds contemplated by the Financing Letters or funds otherwise contemplated by Section 5.10(a) hereof.

     SECTION 6.04. Frustration of Closing Conditions. Neither the Company nor Merger Co. may rely on the failure of any condition set forth in Section 6.01,
6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to comply with its obligations under this Agreement.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

                              __________________

     SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or adoption of this Agreement by the stockholders of Merger Co.:

     (a)  by mutual written consent of the Company and Merger Co.;

     (b)  by either the Company or Merger Co.:

          (i) if the Merger shall not have been consummated by November 30, 1999; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

          (ii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken; or

          (iii) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this
Section 7.01(b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

     (c) by the Company, if Merger Co. shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b) and (B) is incapable of being, or is not, cured by Merger Co., as the case may be, within five business days of notice thereof;

     (d) by the Company, prior to obtaining the Company Stockholder Approval, in accordance with Section 4.04(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, the Company shall have complied with all provisions contained in Section 4.04, including the notice provisions therein, and shall have paid the Termination Fee (plus Expenses) delineated in Section 5.06(b) hereof;

     (e) by Merger Co., if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition set forth in Section 6.03(a) or (b) and (B) is incapable of being, or is not, cured by the Company within five business days of notice thereof;

     (f) by Merger Co., if the Board of Directors of the Company or any committee thereof shall have withdrawn, modified or changed in a manner adverse to Merger Co. its approval or recommendation of the Merger or this Agreement or shall have recommended or approved another Company Takeover Proposal; or

     (g) by Merger Co., if any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Merger Co. or its affiliates or any group of which any of them is a member, shall, after the date of this Agreement, acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of, or become the beneficial owner (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of, 30% or more of the outstanding shares of Company Common Stock.

     SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either Merger Co. or the Company as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or Merger Co., other than the provisions of the last sentence of Section 5.02 and the provisions of Section 5.06, this Section 7.02, Article VIII and the Confidentiality Agreement which provisions and agreements shall survive such termination, and termination of this Agreement will not relieve a breaching party from liability for any breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement giving rise to such termination.

     SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after the Company Stockholder Approval or the adoption of this Agreement by the stockholders of Merger Co.; provided, however, that after any such approval, there shall not be made any amendment that by law requires the further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                 ARTICLE VIII
                              General Provisions

                                 ____________

     SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit (a) any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or (b) the survival of the last sentence of Section 5.02 and of Section 5.06, Section 7.02, this Article VIII and the Confidentiality Agreement, as set forth in Section 7.02.

     SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by reputable overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to the Company, to:   Citation Corporation
                                   2 Office Park Circle, Suite 204
                                   Birmingham, Alabama 35233
                                   Telecopy No.: (205) 871-5733
                                   Attention: Stanley B. Atkins, Esq.

               with copies to:     Balch & Bingham LLP
                                   1901 Sixth Avenue North, Suite 2600
                                   P.O. Box 306
                                   Birmingham, Alabama 35201
                                   Telecopy No.: (205) 226-8799
                                   Attention: Walter M. Beale, Jr., Esq.

               and                 Richards, Layton & Finger, P.A.
                                   One Rodney Square
                                   P.O. Box 551
                                   Wilmington, DE 19899
                                   Telecopy No.: (302) 658-6548
                                   Attention: Charles F. Richards, Jr., Esq.

     (b)  if to Merger Co., to:    c/o Kelso & Company
                                   320 Park Avenue, 24/th/ Floor
                                   New York, NY 10022
                                   Telecopy No.: (212) 223-2379
                                   Attn: James J. Connors, II, Esq.

               with a copy to:     Debevoise and Plimpton
                                   875 Third Avenue
                                   New York, NY 10022
                                   Telecopy No.: (212) 909-6836

                                   Attn: Richard D. Bohm, Esq.

     SECTION 8.03.  Definitions. For purposes of this Agreement:

     (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

     (b) "knowledge" of any person which is not an individual means the actual knowledge, after due inquiry, of such person's executive officers;

     (c) "lien" shall mean any mortgage, deed of trust, pledge, security interest, title retention agreement, lien, charge, option, adverse claim, title defect or encumbrance of any kind;

     (d) "material adverse change" or "material adverse effect" means, when used in connection with Merger Co. or the Company, any change, effect, event, occurrence or state of facts that (x) would be materially adverse to the business, assets, liabilities, financial condition or results of operations of such party and its subsidiaries taken as a whole, (y) materially impairs or delays the ability of such party to perform its obligations under this Agreement or (z) prevents the consummation of any of the transactions contemplated by this Agreement, other than any change, effect, event, occurrence or state of facts
(I) that occurs as a result of any act or omission of either party hereto that has been previously consented to in writing by the other party hereto or (II) relating to the United States economy or securities markets in general;

     (e) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

     (f) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, at least a majority or more of the equity interests of which is owned directly or indirectly by such first person).

     SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     SECTION 8.06. Entire Agreement; Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.04 and Section 5.05, are not intended to confer upon any person other than the parties hereto any rights or remedies.

     SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.09.  Enforcement; Waiver of Jury Trial.

     (a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

     (b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.09(b).

     SECTION 8.10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, the Company and Merger Co. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        CITATION CORPORATION

                                        /s/ Frederick F. Sommer
                                        ----------------------------------------
                                        Name:  Frederick F. Sommer
                                        Title: President & CEO


                                        RSJ ACQUISITION CO.

                                        ________________________________________
                                        Name:
                                        Title:

     IN WITNESS WHEREOF, the Company and Merger Co. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        CITATION CORPORATION

                                        ________________________________________
                                        Name:
                                        Title:


                                        RSJ ACQUISITION CO.

                                        /s/ James J. Connors II
                                        ----------------------------------------
                                        Name: James J. Connors, II
                                        Title: